Exhibit 10.12

February 9, 2024

Matthew Butler

Axiombridge (Holdings) Ltd.

No. 1 Parkside Court

Greenhough Rd.

Lichfield, Staffordshire

United Kingdom

WS13 7FE

RE:	Amendment to Share Purchase Agreement

Dear Matthew:

Reference is made to the Share Purchase Agreement (the “SPA”), dated November 24, 2022, by and between Axiombridge (Holdings) Ltd. (f/k/a Create.iF Group Limited) (the “Seller”) and TessPay Inc. (“TessPay”), and amended on December 22, 2023. Capitalized terms used but not defined in this letter agreement shall have the meanings given to such terms in the SPA.

In connection with that certain SPA, and for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Seller and TessPay agree to amend certain provisions of the SPA as set forth herein.

1. Section 3.1.2(c)(i) is hereby amended in its entirety to read as follows:

“(i) if the Purchaser is not listed on the NASDAQ, the New York Stock Exchange or any other national securities exchange at the time of calculating the number of shares to be issued, on the relevant anniversary of the Completion Date, the value of each share shall be US$4.00 per share; and”

2. Section 3.1.2(c)(ii) is hereby amended in its entirety to read as follows:

“(ii) if the Purchaser is listed on the NASDAQ, the New York Stock Exchange or any other national securities exchange at the time of calculating the number of shares to be issued, on the relevant anniversary of the Completion Date, the value of each share shall be equal to the lesser of: (i) the average of the middle market quotations for a share in the Purchaser for each of five Business Days immediately preceding the relevant anniversary of the Completion Date or (ii) US$4.00 per share.”

3. Section 5.6.5(a) is hereby amended in its entirety to read as follows:

“(a) if the Purchaser is not listed on the NASDAQ, the New York Stock Exchange or any other national securities exchange at the time the Purchaser makes the Warranty Claim, the value of each share shall be US$4.00 per share; and”

4. Section 5.6.5(b) is hereby amended in its entirety to read as follows:

“(b) if the Purchaser is listed on the NASDAQ, the New York Stock Exchange or any other national securities exchange at the time the Purchaser makes the Warranty Claim, the value of an Initial Share shall be equal to the greater of: (i) the average of the middle market quotations for a share in the Purchaser for each of five Business Days immediately preceding the day on which the Purchaser makes the Warranty Claim and (ii) US$4.00 per share.”

5. Except as expressly provided herein, all of the terms and conditions of the SPA shall continue in full force and effect.

6. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and TessPay, or in the case of a waiver, by the party against whom such waiver is intended to be effective.

7. This letter agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument. Signatures to this letter agreement transmitted by electronic transmission shall be valid and effective to bind the parties so signing and transmitting.

[Signature page follows]

If the foregoing accurately reflects your understanding of our agreement with respect to the foregoing matters, kindly acknowledge by executing this letter agreement in the space provided below.

Very truly yours,

TESSPAY INC.

By:	/s/ Jeff Mason
Name:	Jeff Mason
Title:	Chief Executive Officer

AGREED AND ACKNOWLEDGED:

AXIOMBRIDGE (HOLDINGS) LTD.

By:	/s/ Matthew Butler
Name:	Matthew Butler
Title:	Director

[Signature Page to Letter Agreement]